Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form F-1/A of FreeSeas Inc. of our report dated April 14, 2009, except for the effects of a reverse stock split effective October 1, 2010 discussed in Note 13 to the consolidated financial statements, as to which the date is March 29, 2011, relating to the financial statements of FreeSeas Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers S.A.
Athens, Greece
March 29, 2011